EXHIBIT 99.1

SENOMYX ANNOUNCES FOURTH QUARTER AND YEAR-END 2006 FINANCIAL RESULTS

2006 Highlights Include:

New Collaborations
Initiation of a New Discovery & Development Program for High Potency Sweeteners
Preparations for First Commercial Launch of Products Containing Senomyx Flavor Ingredients

SAN DIEGO, CA — February 8, 2007 — Senomyx, Inc. (NASDAQ: SNMX), a company focused on using proprietary taste receptor-based assays to discover novel flavor ingredients for the packaged food and beverage industry, today reported financial results for the quarter and year ended December 31, 2006.  Revenues for the fourth quarter of 2006 were $3.4 million, an increase of 50% over the same period in 2005.  Revenues for the full year were $12.2 million, an increase of 30% over 2005 revenues.

“Corporate progress in 2006 was highlighted by Senomyx’s business development achievements, the initiation of a new discovery and development program focused on high potency sweeteners, and preparations for the first commercial launch of our collaborator’s products containing the Company’s flavor ingredients,” said Kent Snyder, President and Chief Executive Officer of Senomyx.

Senomyx’s business accomplishments during the year included gaining a new world-class partner, Ajinomoto Co., Inc., a market leader in food and culinary products that has particular strength within Japan, China, and other key countries in Asia.  Senomyx entered into two new collaborative agreements with Ajinomoto, in March and October of 2006.  In addition, Senomyx amended one of its agreements with Nestlé SA, the world’s largest food company.  This amendment included an expansion into the pet food category, a considerable new market opportunity for Senomyx.  The Company also extended the collaborative research and development phase of its agreement with Campbell Soup Company, a leading provider of soup, vegetable-based beverages, and other premium quality foods, for an additional three years.

“We believe these new, expanded, and extended collaborations provide further validation of our technology and the commercial potential of Senomyx’s flavor ingredients,” Snyder commented.

As a result of these activities, Senomyx now has product discovery and development collaborations with six of the world’s leading packaged food and beverage companies: Ajinomoto Co., Inc., Cadbury Schweppes, Campbell Soup Company, The Coca-Cola Company, Kraft Foods Global, Inc. and Nestlé SA.  These agreements provide the Company’s partners exclusive or co-exclusive use of Senomyx’s flavor ingredients in specific product categories and geographies.  The collaborations provide Senomyx with research and development funding, specified payments upon the achievement of milestones, and royalties on end product sales.  Certain of Senomyx’s collaborations also provide for upfront fees.  The Company retains rights to enter into additional agreements for use of its flavor ingredients outside of the defined product categories and geographies in the current collaborations.

“On the scientific front, Senomyx has leveraged our receptor technology and intellectual property into a new program — the discovery and development of natural high potency sweeteners,” Snyder noted.  “We believe that the demand for no-calorie or low-calorie alternatives to carbohydrate sweeteners presents an attractive, sizable market opportunity, and the prospect for natural high potency sweeteners is especially significant since currently there are no broadly used high potency sweeteners that are natural ingredients.”

“Additional important activities during 2006 included supporting pre-commercialization efforts in preparation for the expected upcoming market launch of one of our collaborator’s products containing Senomyx’s savory flavor enhancers,” Snyder explained.  Senomyx is working to obtain regulatory approvals in additional countries to support new business development opportunities and our current partners’ commercialization strategies.  The Company has also expanded its product development and sensory testing capabilities, both to help assist the pre-commercialization activities and to advance Senomyx’s other programs.

“We ended the year having relocated into a new facility that was specifically designed for Senomyx’s unique needs,” Snyder stated.  In addition to state-of-the-art chemistry and biology laboratories, the new facility has a large product development area to create food and beverage product prototypes, and a sensory evaluation area for taste-testing new flavor ingredients. “We believe that these enhanced capabilities will help accelerate our collaborators’ future commercialization efforts and facilitate the establishment of additional collaborations with companies seeking to create a competitive advantage for their products,” Snyder added.

Financial Review:

Revenues for the fourth quarter were $3.4 million, compared to $2.3 million for the same period in 2005, an increase of 50%.  Revenues were $12.2 million for 2006, compared to $9.4 million for 2005, an increase of 30% primarily due to the addition of new collaborations during 2006.

In the fourth quarter, research and development expenses (including non-cash stock-based compensation expense) were $6.4 million, compared to $5.5 million for the same period in 2005, an increase of 16% primarily due to increased non-cash stock-based compensation expense related to the Company’s adoption of SFAS 123R in 2006, and to increased facilities expenses due to increased depreciation expense related to the addition of new scientific equipment and costs associated with the move to the Company’s new facility.  R&D expenses for the full 2006 year were $25.4 million, compared to $20.3 million for 2005, an increase of 25% primarily due to increased personnel-related expenses and outside service expenses.

General and administrative expenses were $3.2 million for the fourth quarter, compared to $2.7 million for the same period in 2005.   For the 2006 year, G&A expenses were $13.7 million, compared to $10.2 million for 2005, an increase of 34% primarily due to increased non-cash stock-based compensation expense related to the Company’s adoption of SFAS 123R in 2006 and increased personnel-related expenses.

The net loss for the fourth quarter of 2006 was $5.3 million, or $0.17 per share, compared to a net loss for the same period in 2005 of $5.4 million, or $0.19 per share.  The net loss for the year ended December 31, 2006 was $23.1 million, or $0.77 per share, compared to a net loss in 2005 of $19.8 million, or $0.77 per share.

2006 Highlights:

•              Announced a three-year extension, through March 2009, of the research funding term of Senomyx’s discovery and development agreement with Campbell, Senomyx’s long-standing partner.  During the collaborative research period, Senomyx will continue to work with Campbell on the discovery and commercialization of new ingredients for wet soups and savory beverages.  Under the agreement, Campbell will continue to provide research funding over the three-year period, and, upon successful outcome of the research, additional payments for milestones and for royalties based on net sales of products using the new ingredients.

•              Expanded and amended Senomyx’s agreement with Nestlé. The agreement, which covers the discovery and commercialization of novel flavors and flavor enhancers in the dehydrated and culinary food, frozen food, and wet soup product categories, was expanded to include commercialization of novel flavors and flavor enhancers in the pet food category on a co-exclusive basis.  Upon commercialization, Senomyx would receive royalty payments based on sales of products containing its flavors and flavor enhancers developed under the amended agreement. The amendment also allowed Senomyx to reacquire specified rights from Nestlé in certain areas.

•              Entered into a new research, development, commercialization and license agreement with Ajinomoto. During the three-year collaborative period, Senomyx will work with Ajinomoto on the discovery and development of novel flavor ingredients on an exclusive basis in the soup, sauce and culinary aids, and noodle product categories and on a co-exclusive basis in the bouillon product category within Japan and other Asian markets, including China.  Ajinomoto paid Senomyx an upfront license fee upon entering into the agreement.  In addition, Ajinomoto agreed to pay Senomyx discovery and development funding, as well as specified payments upon the achievement of milestones during the collaborative period.  Upon commercialization, Senomyx would be entitled to royalty payments based on sales of Ajinomoto products containing any flavor ingredients developed under the agreement.

•              Announced the issuance by the U.S. Patent and Trademark Office of U.S. Patent No. 7,105,650, “T2R Taste Receptors and Genes Encoding Same.”  This patent covers human bitter taste receptors that have been shown to be activated by the commonly used high-potency sweeteners saccharin and acesulfame potassium, which many individuals associate with a bitter taste.  The receptors claimed in the patent may be used in Senomyx’s proprietary assay systems to screen for new flavor ingredients that block the bitter taste imparted by these sweeteners.

•              Entered into a second research and commercialization agreement with Ajinomoto. During the three-year collaborative period, the Company will work with Ajinomoto on the discovery and development of specified natural flavor ingredients.  The agreement also covers exclusive worldwide commercialization of these new flavor ingredients in all product categories.  Ajinomoto agreed to pay Senomyx research funding and specified payments upon the achievement of milestones.  Upon commercialization, Senomyx would be entitled to payments based on sales of Ajinomoto products containing any flavor ingredients discovered under the agreement.

•              Relocated to a new, technologically advanced 64,000 sq. ft. corporate facility that houses all of the Company’s current operations and allows for future expansion.  The building is located in the heart of the San Diego’s academic and corporate scientific hub, a few miles from Senomyx’s former headquarters.

Program Updates:

•              Savory Enhancer Program:  One of the Company’s collaborators is preparing for initial commercialization of products containing a Senomyx savory flavor enhancer.  A number of different products have been targeted for market launch in selected countries over the course of 2007.  The Company expects these products will be introduced into the marketplace on a rolling basis as the year progresses.

A second collaborator for the Savory Enhancer Program is conducting initial taste tests and product development work in preparation for potential future launches of products containing Senomyx’s savory ingredients.

Concurrently, Senomyx is working to obtain global regulatory approvals in support of new business development activities and commercialization strategies for subsequent product launches of its savory flavor enhancers in additional countries.

•              Sweet Enhancer Program:  Senomyx has identified a number of proof-of-concept compounds that allow 30% to 40% reductions of added sugar in product prototypes.  During 2006, optimization was conducted to improve the compounds’ potency and physical properties.  Compounds that demonstrated enhanced potency in the receptor assay compared to previous lead compounds were subsequently evaluated in taste tests.

The Company has identified compounds that it believes may meet one collaborator’s requirements for product candidates.  An initial safety study was completed successfully, allowing Senomyx and its partner to proceed with additional product development work and sensory tests of compound-containing product prototypes.  Upon successful completion of these activities, the collaborator plans to conduct consumer guidance taste tests.  The results of these tests will be used by the collaborator as the basis for the potential selection of product candidates for further development.

Additional efforts are in progress to identify sweet enhancers for Senomyx’s other collaborators. This work includes optimizing previously discovered enhancers, screening new natural and synthetic libraries, and the use of molecular modeling to design and optimize additional sweet taste enhancers.

It is the Company’s goal to identify a sweet product candidate and initiate development and safety studies to achieve the first commercial sale of a product containing an ingredient from the Sweet Enhancer Program in 2008.

•              Salt Enhancer Program:  During 2006, Senomyx began work on the identification of enhancers of the Delta form of the sodium ion channel, ENaC.  It is believed that Delta ENaC may play an important role in mediating salt taste in humans.  Compounds that enhance the in vitro activity of Delta ENaC have been identified, although these did not provide a taste effect.  The Company is continuing to identify additional enhancers of Delta ENaC to obtain compounds that provide a taste effect.  A complementary effort has been initiated to characterize alternative ion channels and receptors that may play a role in salt taste perception.  From this pioneering scientific work, Senomyx scientists are generating potential targets for enhancement.

•              Bitter Taste Modulation Program:  In 2006, Senomyx continued to make progress identifying taste receptors that respond to bitter ingredients known to be present in a variety of food and beverages, followed by the use of these receptors to discover bitter taste blockers.  Screening for blockers of certain bitter taste receptors has been initiated.  From the screening efforts, Senomyx has identified specific antagonists that blocked targeted bitter receptors in the Company’s in vitro assay.  The antagonist compounds are undergoing taste tests and optimization to increase potency in order to provide a taste effect by reducing bitterness.

•              High Potency Sweetener Program:  In the fourth quarter of 2006, Senomyx initiated a new scientific program for the discovery and development of high potency sweeteners.  The goal of this program is to identify novel low- or non-caloric natural high potency sweeteners that provide improved taste and physical properties compared to currently marketed sweeteners. The High Potency Sweetener Program is progressing in parallel with the Company’s active efforts toward the discovery and development of sweet taste enhancers.  Senomyx scientists have used the Company’s proprietary screening assays to identify several natural compounds that could potentially be developed as novel high potency sweeteners.

Corporate Outlook for 2007:

“Senomyx has set several important corporate goals that we expect to achieve in 2007,” Snyder explained.  “We are looking forward to 2007 as a pivotal year in which we expect the first products containing Senomyx flavor ingredients will be marketed to consumers.  We also expect to make significant progress in our discovery and development programs, and continue to achieve new business development accomplishments.”

“We expect revenues in 2007 to increase compared to previous years.  Additionally, we expect that, for the first time, revenues will include royalty payments,” said John Poyhonen, Senior Vice President, Chief Financial and Business Officer.  “Expense growth is expected to be primarily driven by activities associated with our five discovery and development programs and the expansion of our natural compound libraries.  During 2007 we will continue to manage our operations closely as we advance our scientific programs towards commercialization.”  For the full year 2007, Senomyx expects:

•              Total revenues of $15 million to $18 million

•              Total expenses of $46 million to $48 million, of which $7 million to $8 million is non-cash, stock-based compensation expense

•              Net loss of $27 million to $29 million

•              Basic and diluted net loss of $0.89 to $0.96 per share

•              Net cash used in operating activities to average between $1.0 million and $1.5 million per month

Conference Call:

Senomyx will host a conference call at 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time) today to discuss these financial results and provide an update on the Company.  To access the call in the U.S. dial (800) 901-5248 or from outside the U.S. dial (617) 786-4512.  The participant passcode for this conference call is 86540799.  Additionally, the call will be webcast under the Investor Relations section of Senomyx’s website at www.Senomyx.com and will be archived there for 30 days following the conclusion of the conference call.

About Senomyx, Inc. (www.senomyx.com)

Senomyx is a leading company focused on using proprietary taste receptor-based assays, screening technologies and optimization chemistry to discover and develop novel flavors, flavor enhancers and taste modulators for the packaged food and beverage industry.  Senomyx’s current programs focus on the development of flavor ingredients in the savory, sweet, salt, and bitter areas.  Senomyx has entered into product discovery and development collaborations with six of the world’s leading packaged food and beverage companies: Ajinomoto Co., Inc., Cadbury Schweppes, Campbell Soup Company, The Coca-Cola Company, Kraft Foods Global, Inc. and Nestlé SA.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding: Senomyx’s ability to enter into global collaborations or regional collaborations in specific geographic areas; whether Senomyx’s collaboration strategy will optimize the commercial market opportunities for Senomyx; Senomyx’s achievement of corporate goals for 2007; Senomyx’s projected financial results for 2007; the size of any market for Senomyx’s products; the progress and capabilities of Senomyx’s discovery and development programs; the benefits to be derived from relationships with Senomyx’s product discovery and development collaborators, technology collaborators and licensors and Senomyx’s ability to enter into and maintain these relationships; Senomyx’s ability, or Senomyx’s collaborators’ ability, to successfully satisfy all pertinent regulatory requirements and commercialize products incorporating Senomyx’s flavor ingredients in packaged foods and beverages; the continued funding of Senomyx discovery and development programs by its collaborators; Senomyx’s ability to strengthen discovery and development capabilities; and whether any published scientific discoveries of the Company contribute to commercial products or the Company’s ability to generate revenues. Risks that contribute to the uncertain nature of the forward-looking statements include: Senomyx is dependent on its product discovery and development collaborators for all of Senomyx’s revenue; Senomyx is dependent on its current and any future product discovery and development collaborators to develop and commercialize any flavor ingredients Senomyx may discover; Senomyx may be unable to develop flavor ingredients useful for formulation into products; Senomyx or its collaborators may be unable to obtain and maintain the regulatory approval required for flavor ingredients to be incorporated into products that are sold; even if Senomyx or its collaborators receive a regulatory approval and incorporate Senomyx flavor ingredients into products, those products may never be commercially successful; and Senomyx’s ability to compete in the flavor ingredients market may decline if Senomyx does not adequately protect its proprietary technologies. These and other risks and uncertainties are described more fully in Senomyx’s most recently filed SEC documents, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, under the headings “Risks Related to Our Business” and “Risks Related to Our Industry.” All forward-looking statements contained in this press release speak only as of the date on which they were made. Senomyx undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

(Financial Information to Follow)

Contacts:

Financial	Investor Relations
John Poyhonen	Gwen Rosenberg
Senomyx, Inc.	Senomyx, Inc.
858-646-8302	858-646-8369
john.poyhonen@senomyx.com	gwen.rosenberg@senomyx.com

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Selected Financial Information
Condensed Statements of Operations
(in thousands, except for per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
	(unaudited)	(unaudited)	(unaudited)
Revenues	$3,400	$2,267	$12,230	$9,385

Operating expenses:
Research and development (including $727, $245, $3,048 and $2,647, respectively, of non-cash stock-based compensation)	6,415	5,533	25,393	20,330
General and administrative (including $1,004, $430, $4,457 and $2,701, respectively, of non-cash stock-based compensation)	3,233	2,736	13,735	10,229
Total operating expenses	9,648	8,269	39,128	30,559

Loss from operations	(6,248)	(6,002)	(26,898)	(21,174)

Other income, net	993	612	3,841	1,344

Net loss	$(5,255)	$(5,390)	$(23,057)	$(19,830)

Basic and diluted net loss per share	$(0.17)	$(0.19)	$(0.77)	$(0.77)

Weighted average shares used in computing basic and diluted net loss per share	30,047	27,787	29,810	25,916

Condensed Balance Sheets
(in thousands)

	December 31, 2006	December 31, 2005
	(unaudited)

Cash, cash equivalents and investments available-for-sale	$74,104	$83,813
Other current assets	1,239	2,300
Property and equipment, net	14,839	2,418
Total assets	$90,182	$88,531

Accounts payable, accrued expenses and other current liabilities	$5,449	$4,207
Deferred revenue	5,223	1,728
Deferred rent	213	151
Leasehold incentive obligation	9,820	—
Stockholders’ equity	69,477	82,445
Total liabilities and stockholders’ equity	$90,182	$88,531